Exhibit 99

For Immediate Release

Media contact Wendy Watkins, Vice President Corporate Communications, Delaware North Companies—716-858-5092

Wheeling Island Gaming, Inc. Announces Third Quarter

Operating Results

WHEELING, WV, NOVEMBER 11, 2003—Wheeling Island Gaming, Inc. announced today that the company’s unaudited financial results for its third quarter ending September 28, 2003 reflect operating revenues of $31.4 million, representing an increase of $6.9 million or 28% from the same quarter last year.  Gaming revenues were $26.1 million for the quarter, an increase of $5.4 million or 25.9% over the same quarter last year.  Gaming revenues represent 83.3% of total revenues.  The increase in gaming revenues was due to increased gaming activity associated with the June 26 opening of the new $68 million expansion at Wheeling Island Racetrack & Gaming Center, including a hotel, showroom and increase in the number of slot machines from 1630 to 2200 and the expanded use of the Preferred Players Club program.

The company’s income from operations for the quarter was $11.4 million or $1.1 million higher than the same quarter last year.   This increase was due to a $6.9 million increase in operating revenues, partially offset by higher operating expenses.  The increase in operating expenses was due primarily to costs associated with the expansion and higher depreciation expenses.

The company’s net income for the quarter was $5.1 million or $1.0 million higher than the same quarter last year.  The higher net income was due to the increase in income from operations and a $0.3 million loss on disposition of assets incurred last year and a $0.1 million decrease in interest expense, offset partially by a $0.6 million increase in income taxes.

Earnings before interest, taxes, depreciation and amortization (EBITDA) were $14.1 million for the quarter, representing an increase of $2.2 million or 18.6% from the third quarter last year. EBITDA is presented as a supplemental disclosure because management believes that it is a widely used measure of liquidity.  EBITDA should not be construed as an alternative to operating income or net income or cash flows (as determined in accordance with generally accepted accounting principles, or GAAP).

For the nine months ended September 28, 2003, the company’s sources of liquidity consisted of $29.5 million of cash provided by operating activities and $22.0 million of cash provided by financing activities.  The company used $45.8 million of cash for investing activities which resulted in a $5.7 million increase in its cash and cash equivalents balance during the nine month period from December 31, 2002 to September 28, 2003.    Of the $45.8 million of cash used for investing activities, $43.6 million represents expenditures for the Wheeling Island expansion.

As of September 28, 2003, the company has $160.5 million of debt outstanding, comprised of $125.0 million of senior unsecured notes and $35.5 million of borrowings under its $50.0 million revolving credit facility.

The company filed its Form 10-Q with the Securities and Exchange Commission on November 10, 2003.  The Form 10-Q filing includes the unaudited financial results of the company for the third quarter.  The Form 10-Q was filed electronically and is available from the Securities and Exchange Commission at www.sec.gov.

Dennis J. Szefel, the Chairman of the Board of Directors, Wheeling Island Gaming, Inc., said  “We are certainly very happy with the results of the new expansion.  The reactions from our customers have been very positive and results have been good, although this is only our first full quarter with our newest operations open.   This has certainly been one of the company’s most successful projects in its recent history and we remain confident that it is quickly growing to become the top entertainment destination in the region.”

Wheeling Island Gaming, Inc. owns and operates Wheeling Island Racetrack & Gaming Center, a premier gaming and entertainment complex located in Wheeling, West Virginia. It is the largest operation of Sportsystems Corporation, a wholly owned subsidiary of Delaware North Companies, Inc.

The company opened its newest expansion on June 26, 2003,  which included the opening of an additional 30,000 square feet of gaming space, an additional 570 slot machines and a 151 room deluxe hotel.   The expansion also included enhanced food service, retail, entertainment and meeting capabilities, along with a 600-seat multi-purpose showroom.

Delaware North Companies, Inc. is one of the world’s leading hospitality and food service providers.  Its family of companies includes Sportsystems, Delaware North Parks & Resorts, CA One Services, Sportservice, Delaware North Companies International, the FleetCenter, and the newly acquired Delta Queen Steamboat Company. Delaware North is one of the largest privately held companies in the United States with more than $1.6 billion in annual revenue and 28,000 associates serving millions of customers in the United States, Canada, Australia, New Zealand and the United Kingdom.

Note:  This press release may contain “forward-looking statements” within the meaning of the federal securities laws.  Statements concerning anticipated future events and expectations are not historical facts.  We caution you that these statements are not guarantees of future performance and are subject to numerous risks and uncertainties any of which could cause actual results to differ materially from those expressed or implied by the statements herein.  These statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Financial Chart

	Three Months Ended
	Sept. 28, 2003	Sept. 28, 2002

Cash Provided by Operating Activities	$2,749	$11,723

Deduct changes in other assets and liabilities	5,583	(7,448)
Add interest expense excluding amortization of debt issuance costs
Deduct other non-cash adjustments		(333)
	3,435	3,508
Add current federal tax expense	2,313	4,417

EBITDA*	$14,080	$11,867

*  EBITDA means earnings before interest, taxes, depreciation, amortization and management fees.

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